Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2020 Third QUARTER RESULTS

Aliso Viejo, California, November 2, 2020. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2020 third quarter.

Third Quarter 2020 Financial Results

●	Net income of $1.2 million, or $0.06 per diluted share, compared to a net loss of $4.6 million, or $(0.23) per diluted share, for the 2019 third quarter
●	Homes sales revenue of $117.4 million as compared to $118.8 million for the 2019 third quarter
o	New home deliveries of 157 as compared to 124 in the 2019 third quarter, a 27% increase
●	Home sales gross margin of 14.2% as compared to 9.5% for the 2019 third quarter
o	A 320 basis point improvement over the 2019 third quarter gross margin of 11.0%* excluding $1.7 million of impairments
●	Net new orders of 251 as compared to 124 in the 2019 third quarter, a 102% increase
●	Monthly sales absorption of 3.5 per community as compared to 2.0 per community in the 2019 third quarter, a 75% increase
●	Homes in backlog of 329 homes as compared to 207 homes at the end of the 2019 third quarter, a 59% increase
●	Cash flow from operations of $40.0 million and cash and cash equivalents of $126.4 million as of September 30, 2020
●	Debt-to-capital ratio of 59.4% and a net debt-to-capital ratio of 45.1%*, a 980 basis point improvement from the 2019 third quarter

"The New Home Company made significant progress during the third quarter through strong sales, improved gross margins and solid operating cash flows," remarked Larry Webb, Executive Chairman of The New Home Company. "We experienced strong monthly sequential order growth during the quarter with September generating the highest monthly order total in our Company’s history.  Our monthly sales absorption rate for the quarter was up 75% to 3.5 homes per community, with our Arizona operation leading the way at a sales absorption rate of 4.1 homes per community driven by seven recently opened communities. We expect these new communities to begin contributing to our profitability in the fourth quarter and have a meaningful impact on gross margin thereafter. The 102% increase in third quarter net orders also led to a 59% increase in our ending backlog and has set us up for a solid finish to the year.”

“Our expansion into more affordably priced communities has been a key driver for gross margin improvement in the third quarter, and we see similar margins for homes in our backlog,” added Leonard Miller, President and Chief Executive Officer.  “Faster inventory turns and price increases at nearly all of our communities contributed to higher gross margins, especially at our more affordably priced communities.  This margin growth coupled with $40 million in operating cash flow and a 45.1% net debt-to-capital ratio at the end the quarter provides us with a strong foundation moving forward.”

Mr. Miller concluded, “We made further progress in strengthening our balance sheet in October through the issuance of $250 million of new 7.25% senior unsecured notes due 2025 to fund, together with cash on hand, the redemption of all of the Company’s existing senior notes due 2022. We also entered into a new $60 million unsecured credit facility due April 2023.  The refinance of our senior notes and our new credit facility extend our debt maturity profile and give us the flexibility to replenish our land positions, continue our product offering expansion and improve our operating results. With stronger operations and longer-term capital to reinvest in our land pipeline, we are optimistic about the future of The New Home Company and our ability to generate positive shareholder value.”

Third Quarter 2020 Operating Results

Total revenues for the 2020 third quarter were $130.8 million compared to $165.6 million in the prior year period, including $24.6 million of land sales revenue in the 2019 third quarter. During the 2020 third quarter, the Company generated pretax income of $1.5 million compared to a $4.8 million pretax loss in the prior year period.  The 2019 third quarter included aggregate charges of $5.1 million, which consisted of $1.7 million of inventory impairment charges related to homes sales and $3.4 million of charges related to land sales during the 2019 third quarter. Net income attributable to the Company for the 2020 third quarter was $1.2 million, or $0.06 per diluted share, compared to a net loss of $4.6 million, or ($0.23) per diluted share, in the prior year period.

Wholly Owned Projects

Net new home orders for the 2020 third quarter were 251 as compared to 124 in the prior year which represented a 102% increase.  The significant increase was driven by a 75% improvement in our monthly sales absorption rate to 3.5 per community as compared to 2.0 per community in the prior year period.  Cancellation rate for the 2020 third quarter was 6% as compared to 11% in the prior year. We ended the 2020 third quarter with 25 active selling communities, a 14% increase compared to the prior year.

Homes in backlog totaled 329 at the end of the 2020 third quarter, a 59% increase compared to the 2019 third quarter.  The dollar value of homes in backlog increased 11% to $207.1 million compared to $185.8 million. The average selling price of homes in backlog decreased to $630,000 from $897,000 a year ago as we continue to expand our product portfolio to include more affordably priced communities.

Home sales revenue for the 2020 third quarter was approximately $117.4 million, as compared to $118.8 million for the 2019 third quarter. The slight year-over-year decrease in home sales revenue was largely the result of a 22% decrease in average selling price driven by our strategic shift to more-affordable product, which was partially offset by a 27% increase in new home deliveries. The increase in new home deliveries resulted from a higher number of homes in backlog at the beginning of the 2020 third quarter coupled with a higher backlog conversion rate of 67% for the 2020 third quarter, as compared to 60% for the 2019 third quarter. The average sales price of our home deliveries for the 2020 third quarter was approximately $748,000, as compared to $958,000 for the 2019 third quarter.

Gross margin from home sales for the 2020 third quarter was 14.2% compared to 9.5% for the prior year period, which included $1.7 million of home sales inventory impairments for the 2019 third quarter.  Excluding inventory impairment charges in the 2019 third quarter, the Company's gross margin was 11.0%* in the prior year period. The 320-basis point improvement before impairments was primarily due to a product mix shift to more affordable product, which generally have higher gross margins, and to a lesser extent, fewer deliveries from lower margin, move-up condominium communities compared to the 2019 third quarter. These items were partially offset by a 60 basis point increase in interest costs included in cost of home sales as a percentage of home sales revenue.  Adjusted homebuilding gross margin, which excludes interest in cost of home sales and impairment charges, was 20.0%* for the 2020 third quarter as compared to 16.2%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2020 third quarter was 12.3% compared to 11.1% in the prior year period. The increase in the SG&A rate was primarily due to higher commissions, incentive compensation and professional fees, and to a lesser extent, a $0.3 million decrease in G&A expenses that were allocated to our fee building segment as compared to the 2019 third quarter.  These items were partially offset by lower amortization of capitalized model costs.

Fee Building Projects

Fee building revenue for the 2020 third quarter was $13.4 million, compared to $22.3 million in the prior year period.  Fee building gross margin for the 2020 third quarter was 2.0%, or $0.3 million, compared to 2.9%, or $0.6 million, in the prior year period.  The reduction in fee building gross margin was primarily due to lower fee building activity in Irvine, California.

Unconsolidated Joint Ventures (JVs)

The Company incurred a joint venture loss of $98,000 during the 2020 third quarter compared to a loss of $63,000 in the prior year period. The Company’s joint venture activities continue to wind down.  During the quarter, the Company finalized the sale of its interest in its Bedford land development joint venture and continued to actively pursue an exit from its Russell Ranch land development joint venture in Folsom, California.

Interest Expense

The Company expensed $1.1 million of interest costs directly to interest expense during the 2020 third quarter in accordance with Accounting Standards Codification 835, as its qualified assets were less than its qualified debt.

Balance Sheet and Liquidity

The Company generated $40.0 million in operating cash flows during the 2020 third quarter and ended the quarter with $126.4 million in cash and cash equivalents.  During the quarter, the Company repurchased $5.2 million in principal of its senior notes at a discount.  As of the end of the third quarter, the Company had no borrowings outstanding under its revolving credit facility and had $290.3 million in debt outstanding related to its senior notes due 2022.  The Company had a debt-to-capital ratio of 59.4% and a net debt-to-capital ratio of 45.1%*, a 980 basis point year-over-year improvement.

On October 28, 2020, the Company completed its sale of $250 million of 7.25% senior notes due October 2025 (the "offering") to refinance its existing senior notes due April 2022.  Net proceeds from the offering plus $54.4 million of cash on hand were remitted to the trustee of the senior notes due 2022 and the obligations under the senior notes due 2022 were satisfied and discharged. In addition, on October 30, 2020, the Company entered into a new $60 million senior unsecured revolving credit facility.  The new facility replaced the Company’s previous unsecured credit facility and has substantially similar terms and covenants as the previous credit facility and has a maturity date of April 30, 2023.

The Company owned or controlled 2,154 lots through its wholly owned operations, of which 877 lots, or 41%, were controlled through option contracts.

Guidance

The Company’s current estimate for the 2020 fourth quarter is as follows:

●	Home sales revenue of $115 - $125 million
●	Fee building revenue of $5 - $8 million
●	Home sales gross margin of 13.8% to 14.2%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Monday, November 2, 2020 to review third quarter results and discuss recent events, forward-looking statements, and factors that may affect the Company's future results.  We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through December 2, 2020 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13711226.

* Net debt-to-capital ratio, homebuilding gross margin before impairments and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions and potential adverse impacts of the COVID-19 pandemic. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments;  economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$117,426	$118,781	$290,842	$358,431
Land sales	—	24,573	157	24,573
Fee building, including management fees	13,418	22,262	70,838	64,209
	130,844	165,616	361,837	447,213
Cost of Sales:
Home sales	100,775	105,763	251,713	315,857
Home sales impairments	—	1,700	19,000	1,700
Land sales	—	26,078	157	26,078
Land sales impairment	—	1,900	—	1,900
Fee building	13,150	21,615	69,632	62,653
	113,925	157,056	340,502	408,188
Gross Margin:
Home sales	16,651	11,318	20,129	40,874
Land sales	—	(3,405)	—	(3,405)
Fee building	268	647	1,206	1,556
	16,919	8,560	21,335	39,025

Selling and marketing expenses	(8,056)	(7,828)	(21,908)	(26,190)
General and administrative expenses	(6,386)	(5,361)	(19,301)	(18,593)
Equity in net income (loss) of unconsolidated joint ventures	(98)	(63)	(21,997)	306
Interest expense	(1,099)	—	(3,088)	—
Project abandonment (costs) recoveries, net	33	(10)	(14,097)	(29)
Gain on early extinguishment of debt	191	—	770	969
Other income (expense), net	24	(76)	179	(352)
Pretax income (loss)	1,528	(4,778)	(58,107)	(4,864)
(Provision) benefit for income taxes	(390)	172	26,476	(138)
Net income (loss)	1,138	(4,606)	(31,631)	(5,002)
Net (income) loss attributable to non-controlling interest	50	(18)	50	(37)
Net income (loss) attributable to The New Home Company Inc.	$1,188	$(4,624)	$(31,581)	$(5,039)

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.07	$(0.23)	$(1.68)	$(0.25)
Diluted	$0.06	$(0.23)	$(1.68)	$(0.25)
Weighted average shares outstanding:
Basic	18,231,954	20,096,969	18,839,551	20,051,751
Diluted	18,332,601	20,096,969	18,839,551	20,051,751

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$126,375	$79,314
Restricted cash	408	117
Contracts and accounts receivable	9,288	15,982
Due from affiliates	114	238
Real estate inventories	341,207	433,938
Investment in and advances to unconsolidated joint ventures	5,957	30,217
Deferred tax asset, net	16,222	17,503
Other assets	46,769	25,880
Total assets	$546,340	$603,189

Liabilities and equity
Accounts payable	$17,596	$25,044
Accrued expenses and other liabilities	39,777	40,554
Senior notes, net	290,272	304,832
Total liabilities	347,645	370,430
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,231,954 and 20,096,969, shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	182	201
Additional paid-in capital	191,510	193,862
Retained earnings	7,003	38,584
Total stockholders' equity	198,695	232,647
Non-controlling interest in subsidiary	—	112
Total equity	198,695	232,759
Total liabilities and equity	$546,340	$603,189

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
	(Dollars in thousands)
Operating activities:
Net loss	$(31,631)	$(5,002)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	1,281	—
Amortization of stock-based compensation	1,651	1,661
Distributions of earnings from unconsolidated joint ventures	110	319
Inventory impairments	19,000	3,600
Project abandonment costs	14,097	29
Equity in net (income) loss of unconsolidated joint ventures	21,997	(306)
Depreciation and amortization	5,225	7,008
Gain on early extinguishment of debt	(770)	(969)
Net changes in operating assets and liabilities:
Contracts and accounts receivable	6,694	5,714
Due from affiliates	124	790
Real estate inventories	65,816	62,953
Other assets	(31,087)	(2,390)
Accounts payable	(7,448)	(15,832)
Accrued expenses and other liabilities	(3,043)	1,016
Net cash provided by operating activities	62,016	58,591
Investing activities:
Purchases of property and equipment	(259)	(26)
Contributions and advances to unconsolidated joint ventures	(4,362)	(5,083)
Distributions of capital and repayment of advances from unconsolidated joint ventures	9,135	6,873
Net cash provided by investing activities	4,514	1,764
Financing activities:
Borrowings from credit facility	—	40,000
Repayments of credit facility	—	(89,500)
Repurchases of senior notes	(14,825)	(10,856)
Proceeds from note payable	7,036	—
Repayment of note payable	(7,036)	—
Payment of debt issuance costs	(269)	—
Non-controlling interest distribution	(62)	—
Repurchases of common stock	(3,718)	(1,042)
Tax withholding paid on behalf of employees for stock awards	(304)	(488)
Net cash used in financing activities	(19,178)	(61,886)
Net increase (decrease) in cash, cash equivalents and restricted cash	47,352	(1,531)
Cash, cash equivalents and restricted cash – beginning of period	79,431	42,542
Cash, cash equivalents and restricted cash – end of period	$126,783	$41,011

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended September 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	71	$55,480	$781	66	$63,533	$963	8%	(13)%	(19)%
Northern California	81	53,709	663	45	40,146	892	80%	34%	(26)%
Arizona	5	8,237	1,647	13	15,102	1,162	(62)%	(45)%	42%
Total	157	$117,426	$748	124	$118,781	$958	27%	(1)%	(22)%

	Nine Months Ended September 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	189	$159,937	$846	218	$223,660	$1,026	(13)%	(28)%	(18)%
Northern California	158	104,129	659	126	96,181	763	25%	8%	(14)%
Arizona	20	26,776	1,339	30	38,590	1,286	(33)%	(31)%	4%
Total	367	$290,842	$792	374	$358,431	$958	(2)%	(19)%	(17)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net New Home Orders:
Southern California	77	68	13%	214	216	(1)%
Northern California	105	52	102%	233	150	55%
Arizona	69	4	1625%	100	24	317%
Total	251	124	102%	547	390	40%

Selling Communities at End of Period:
Southern California				8	11	(27)%
Northern California				9	9	—%
Arizona				8	2	300%
Total				25	22	14%

Average Selling Communities:
Southern California	8	11	(27)%	10	12	(17)%
Northern California	10	8	25%	10	8	25%
Arizona	6	2	200%	3	2	50%
Total	24	21	14%	23	22	5%

Monthly Sales Absorption Rate per Community (1):
Southern California	3.1	2.1	48%	2.4	2.0	20%
Northern California	3.6	2.3	57%	2.6	2.2	18%
Arizona	4.1	0.7	486%	3.2	1.3	146%
Total	3.5	2.0	75%	2.6	2.0	30%
(1)	Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of September 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	97	$77,214	$796	88	$91,538	$1,040	10%	(16)%	(23)%
Northern California	141	93,336	662	92	64,889	705	53%	44%	(6)%
Arizona	91	36,588	402	27	29,351	1,087	237%	25%	(63)%
Total	329	$207,138	$630	207	$185,778	$897	59%	11%	(30)%

Lots Owned and Controlled:	As of September 30,
	2020	2019	% Change
Lots Owned
Southern California	347	537	(35)%
Northern California	506	661	(23)%
Arizona	424	281	51%
Total	1,277	1,479	(14)%
Lots Controlled (1)
Southern California	394	482	(18)%
Northern California	253	490	(48)%
Arizona	230	477	(52)%
Total	877	1,449	(39)%
Lots Owned and Controlled - Wholly Owned	2,154	2,928	(26)%
Fee Building Lots (2)	107	1,173	(91)%

(1)

Includes lots that we control under purchase and sale agreements or option agreements with nonrefundable deposits subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest incurred	$5,831	$6,978	$18,361	$22,345
Adjusted EBITDA(1)	$11,629	$8,570	$25,004	$26,516
Adjusted EBITDA margin percentage (1)	8.9%	5.2%	6.9%	5.9%

	LTM(2) Ended September 30,
	2020	2019

Interest incurred	$24,835	$30,124
Adjusted EBITDA(1)	$39,918	$44,933
Adjusted EBITDA margin percentage (1)	6.8%	6.6%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.6x	1.5x

	September 30,	December 31,
	2020	2019
Ratio of debt-to-capital	59.4%	56.7%
Ratio of net debt-to-capital(1)	45.1%	49.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)(3)	7.3x	7.4x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)(3)	4.1x	5.4x
Ratio of cash and inventory to debt	1.6x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.
(3)	Due to an inadvertent oversight in prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the Adjusted EBITDA calculation. Ratios for the prior period have been corrected.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$17,585	$22,155	(21)%	$63,331	$110,849	(43)%
Land sales revenue	—	13,654	(100)%	16,191	26,325	(38)%
Total revenues	$17,585	$35,809	(51)%	$79,522	$137,174	(42)%

Net income (loss)	$101	$(262)	139%	$3,081	$2,041	51%

Operating Data - Unconsolidated Joint Ventures:
New home orders	4	23	(83)%	19	87	(78)%
New homes delivered	17	26	(35)%	67	116	(42)%
Average selling price of homes delivered	$1,034	$852	21%	$945	$956	(1)%

Selling communities at end of period				1	4	(75)%
Backlog homes (dollar value)				$1,850	$44,351	(96)%
Backlog (homes)				1	47	(98)%
Average sales price of backlog				$1,850	$944	96%

Homebuilding lots owned and controlled				7	95	(93)%
Land development lots owned and controlled				634	1,846	(66)%
Total lots owned and controlled				641	1,941	(67)%

(1)	Land sales revenue for the nine months ended September 30, 2020 includes $7.0 million of revenues related to the sales of a mixed use building sold by a homebuilding joint venture.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales). We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	%	2019	%	2020	%	2019	%
	(Dollars in thousands)
Home sales revenue	$117,426	100.0%	$118,781	100.0%	$290,842	100.0%	$358,431	100.0%
Cost of home sales	100,775	85.8%	107,463	90.5%	270,713	93.1%	317,557	88.6%
Homebuilding gross margin	16,651	14.2%	11,318	9.5%	20,129	6.9%	40,874	11.4%
Add: Home sales impairment	—	0.0%	1,700	1.5%	19,000	6.6%	1,700	0.5%
Homebuilding gross margin before impairments	16,651	14.2%	13,018	11.0%	39,129	13.5%	42,574	11.9%
Add: Interest in cost of home sales	6,875	5.8%	6,167	5.2%	17,622	6.0%	17,320	4.8%
Adjusted homebuilding gross margin	$23,526	20.0%	$19,185	16.2%	$56,751	19.5%	$59,894	16.7%

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2020	2019
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$290,272	$304,832
Equity, exclusive of non-controlling interest	198,695	232,647
Total capital	$488,967	$537,479
Ratio of debt-to-capital(1)	59.4%	56.7%

Total debt, net of unamortized discount, premium and debt issuance costs	$290,272	$304,832
Less: Cash, cash equivalents and restricted cash	126,783	79,431
Net debt	163,489	225,401
Equity, exclusive of non-controlling interest	198,695	232,647
Total capital	$362,184	$458,048
Ratio of net debt-to-capital(2)	45.1%	49.2%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Nine Months Ended		LTM(1) Ended
	September 30,		September 30,		September 30,		December 31,
	2020	2019	2020	2019	2020	2019	2019
	(Dollars in thousands)
Net income (loss)	$1,138	$(4,606)	$(31,631)	$(5,002)	$(34,630)	$(21,152)	$(8,001)
Add:
Interest amortized to cost of sales excluding impairment charges, and interest expensed (2)	7,974	7,097	20,710	18,250	29,694	26,118	27,234
Provision (benefit) for income taxes	390	(172)	(26,476)	138	(30,429)	(6,088)	(3,815)
Depreciation and amortization	1,602	1,966	5,225	7,008	7,174	9,142	8,957
Amortization of stock-based compensation	541	572	1,651	1,661	2,250	2,425	2,260
Cash distributions of income from unconsolidated joint ventures	110	40	110	319	165	319	374
Severance charges	—	—	1,091	1,788	1,091	1,788	1,788
Noncash inventory impairments and abandonments	(33)	3,610	33,097	3,629	39,762	13,754	10,294
Less:
Gain on early extinguishment of debt	(191)	—	(770)	(969)	(965)	(969)	(1,164)
Equity in net (income) loss of unconsolidated joint ventures	98	63	21,997	(306)	25,806	19,596	3,503
Adjusted EBITDA	$11,629	$8,570	$25,004	$26,516	$39,918	$44,933	$41,430
Total Revenue	$130,844	$165,616	$361,837	$447,213	$583,973	$676,879	$669,349
Adjusted EBITDA margin percentage	8.9%	5.2%	6.9%	5.9%	6.8%	6.6%	6.2%
Interest incurred	$5,831	$6,978	$18,361	$22,345	$24,835	$30,124	$28,819
Ratio of Adjusted EBITDA to total interest incurred	2.0x	1.2x	1.4x	1.2x	1.6x	1.5x	1.4x
Total debt at period end					$290,272	$327,421	$304,832
Ratio of debt to Adjusted EBITDA					7.3x	7.3x	7.4x
Total net debt at period end					$163,489	$286,410	$225,401
Ratio of net debt to Adjusted EBITDA					4.1x	6.4x	5.4x
Total cash and inventory					$467,582	$547,190	$513,252
Ratio of cash and inventory to debt					1.6x	1.7x	1.7x

(1)	"LTM" indicates amounts for the trailing 12 months.
(2)	Due to an inadvertent oversight in the prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the adjusted EBITDA calculation. The prior year period has been restated to correct this duplication.